                   AS FILED WITH THE SEC ON SEPTEMBER 1, 1999
                                             REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         COASTAL BANKING COMPANY, INC.
                 (Name of Small Business Issuer in Its Charter)

            SOUTH CAROLINA                                6021                                58-2455445
    (State or other jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer Identification
    Incorporation or Organization)             Classification Code Number)                       No.)

             1001 BAY STREET, SUITE 202                             36 WEST SEA ISLAND PARKWAY
           BEAUFORT, SOUTH CAROLINA 29902                         BEAUFORT, SOUTH CAROLINA 29902
                   (843) 522-1228                                         (843) 522-1228
            ADDRESS AND TELEPHONE NUMBER                           ADDRESS AND TELEPHONE NUMBER
           OF PRINCIPAL EXECUTIVE OFFICER                     OF INTENDED PRINCIPAL PLACE OF BUSINESS

                             ---------------------

                                RANDOLPH C. KOHN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           1001 BAY STREET, SUITE 202
                         BEAUFORT, SOUTH CAROLINA 29902
                                 (843) 522-1228
           (Name, Address, and Telephone Number of Agent For Service)

                             ---------------------

      COPIES OF ALL COMMUNICATIONS, INCLUDING COPIES OF ALL COMMUNICATIONS
                 SENT TO AGENT FOR SERVICE, SHOULD BE SENT TO:

                NEIL E. GRAYSON, ESQ.                                 WILLIAM L. FLOYD, ESQ.
             C. RUSSELL PICKERING, ESQ.                               DAVID M. CALHOUN, ESQ.
                J. BRENNAN RYAN, ESQ.                               LONG ALDRIDGE & NORMAN LLP
     NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                  ONE PEACHTREE CENTER, SUITE 5300
       999 PEACHTREE STREET, N.E., SUITE 1400                       303 PEACHTREE STREET, N.E.
               ATLANTA, GEORGIA 30309                                 ATLANTA, GEORGIA 30308
                   (404) 817-6000                                         (404) 527-4000
                (404) 817-6225 (FAX)                                   (404) 572-4198 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED
                                    NO. OF SHARES           MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
    TITLE OF EACH CLASS OF              TO BE           OFFERING PRICE     OFFERING AGGREGATE      REGISTRATION
  SECURITIES TO BE REGISTERED        REGISTERED            PER SHARE              PRICE                 FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...        833,750              $10.00             $8,337,500             $2,318
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

   THIS IS A PRELIMINARY PROSPECTUS AND IS NOT YET COMPLETE. AUGUST   , 1999

                         COASTAL BANKING COMPANY, INC.
                      A PROPOSED BANK HOLDING COMPANY FOR

                 [LOWCOUNTRY NATIONAL BANK'S LOGO APPEARS HERE]

                         725,000 SHARES OF COMMON STOCK
                                $10.00 PER SHARE

                             ---------------------

     We are offering shares of common stock of Coastal Banking Company, Inc. to fund the start-up of Lowcountry National Bank, a proposed new community bank. Coastal Banking Company, Inc. will be the holding company and sole owner of the bank. The bank will be headquartered in Beaufort County, South Carolina, and we expect to open the bank in the first quarter of 2000. This is our first offering of stock to the public, and there is no public market for our shares. This is a firm commitment underwriting. The maximum purchase is 5% of the offering, although we may at our discretion accept subscriptions for more. We will request that quotations for the common shares be reported on the OTC Bulletin Board
under the symbol "               ".

     THIS IS A NEW BUSINESS. AS WITH ALL NEW BUSINESSES, AN INVESTMENT WILL INVOLVE RISKS. IT IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE SOME OR ALL OF YOUR INVESTMENT. SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                              PUBLIC OFFERING       UNDERWRITER'S       PROCEEDS TO COASTAL
                                                   PRICE              DISCOUNT            BANKING COMPANY
--------------------------------------------------------------------------------------------------------------
Per Share.................................        $10.00                $.70                   $9.30
Total.....................................      $7,250,000            $410,000               $6,840,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

     We will pay an underwriter's discount of $0.70 per share. We will not pay the underwriter's discount for up to 275,000 shares of common stock sold to our directors, executive officers, and certain other investors identified by our directors and executive officers. The total underwriter's discount above assumes the underwriter's discount will only be paid on 450,000 shares. In addition to the discount, we will pay the underwriter a financial advisory fee of $95,000, which is included in the total underwriter's discount above. Edgar M. Norris has the right to purchase up to an additional 108,750 shares of common stock at $10.00 per share, less the underwriter's discount of $0.70 per share, within 30 days from the date of this prospectus to cover over-allotments.

     THE UNDERWRITER EXPECTS TO DELIVER THE SHARES OF COMMON STOCK ON
, 1999.

                             ---------------------

                          EDGAR M. NORRIS & CO., INC.

                                            , 1999

                         COASTAL BANKING COMPANY, INC.
                            LOWCOUNTRY NATIONAL BANK
                              PROPOSED MARKET AREA

  [MAP OF SOUTH CAROLINA AND BEAUFORT COUNTY SHOWING MARKET AREA APPEARS HERE]

                                    SUMMARY

     We encourage you to read the entire prospectus carefully before investing. Unless otherwise stated, all information in this prospectus assumes that the underwriter will not exercise its over-allotment option.

COASTAL BANKING COMPANY AND LOWCOUNTRY NATIONAL BANK

     We incorporated Coastal Banking Company, Inc. in June 1999 to organize and serve as the holding company for Lowcountry National Bank, a new national bank proposed to be located in Beaufort County, South Carolina. The bank will focus on the local community, emphasizing personal service to individuals and businesses in Beaufort County. Our primary service area includes a large portion of Beaufort County, excluding Hilton Head. We have filed for regulatory approval to open the new bank with the Office of the Comptroller of the Currency and for deposit insurance for the bank with the FDIC. We also intend to file for approval from the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank upon its formation. We expect to receive all final regulatory approvals in the fourth quarter of 1999 and to open for business in the first quarter of 2000 following the completion of the renovation of our proposed headquarters building.

WHY WE ARE ORGANIZING A NEW BANK IN BEAUFORT COUNTY

     Beaufort County is South Carolina's fastest growing county. Between 1990 and 1998, its population increased by an estimated 23.2% from 85,182 to 104,935. In 1995, Beaufort County's median household income was $35,995, 19.7% above the state average of $30,060. The population growth and high personal income have contributed to average annual bank deposit growth of 11.7% in our primary service area over the last four years from $350 million to almost $490 million. We believe the need for banking services will increase as the community and the economy continue to grow.

     We believe that there is an opportunity in Beaufort County for a new, locally managed bank focused on the community and personalized service to the individual and local business. The current trend of consolidation in the banking industry has led to the acquisition of all of the locally owned community banks in our primary service area by large national, super-regional, regional, and super-community banks. Recently, First National Bank of Orangeburg, a multi-office bank headquartered in Orangeburg, South Carolina, announced its intent to acquire FirstBank, N.A., the only community bank headquartered in the City of Beaufort. We believe that our proposed bank, with local management, will appeal to the citizens of Beaufort County in the current competitive market, and will benefit from fewer financial institutions, positive deposit growth, and good economic conditions.

     Lowcountry National Bank will be the only independent bank organized and headquartered in our primary service area, although it is possible that another bank may be organized in our primary service area in the future. We will emphasize our local ownership and management and our strong ties to the Beaufort County community. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker.

OUR BOARD OF DIRECTORS

     Coastal Banking Company was founded by the following thirteen business leaders who live in the Beaufort County area, and who also will serve as our initial directors:

-     Marjorie Trask Gray, DMD       -   Randolph C. Kohn
-     Dennis O. Green, CPA           -   Ron Lewis
-     Mark B. Heles                  -   Lila N. Meeks
-     J. Phillip Hodges, Jr.         -   Robert B. Pinkerton
-     James W. Holden, Jr., DVM      -   John M. Trask, III
-     Ladson F. Howell               -   Matt A. Trumps
-     James C. Key

Our directors are local business people, many of whom have lived in Beaufort for numerous years and have strong ties to the community. They are also community leaders and serve on numerous charitable and service organizations throughout Beaufort County. We believe our directors' ties to the community and their significant business experience will provide Lowcountry National Bank with the ability to effectively assess and address the needs of our proposed market area.

MANAGEMENT

     - Randolph C. (Randy) Kohn will serve as our president and chief executive officer. He has more than 28 years of banking experience in both Georgia and South Carolina. He most recently served as senior vice president and senior credit officer for Clemson Bank & Trust from 1995 until his resignation in March 1999 to join the organizational effort for our proposed bank.

     - Ladson Howell will serve as the chairman of our board of directors. He has worked in Beaufort for over 30 years as an attorney with Howell, Gibson & Hughes, PA.

     - Charlie T. Lovering, Jr. will serve as our chief financial officer. He has over 14 years of banking experience. He most recently served as senior vice president and controller of AmeriBank, N.A. in Savannah, Georgia from 1997 until his resignation in August 1999 to join our organizational effort.

     We are in the process of assembling the remainder of our management team. We are looking for individuals who will reside in the Beaufort area and have significant banking experience and a history of service to the community. Because of the recent merger and acquisition activity in the market, we believe there is an abundance of local, experienced banking employees who would be interested in joining our community banking effort.

PRODUCTS AND SERVICES

     We plan to offer many of the products and services offered by larger banks coupled with personalized service. Our lending services will include consumer loans, commercial and business loans, lines of credit, residential and commercial real estate loans, and construction loans. We will competitively price our deposit products which will include checking accounts, savings accounts, NOW accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We also will provide cashier's checks, safe deposit boxes, travelers checks, direct deposit, bank by mail, and U.S. Savings Bonds. We intend to deliver our services though a variety of methods, including ATMs, banking by mail, and drive-through banking.

THE OFFERING AND OWNERSHIP BY MANAGEMENT

     We are offering 725,000 shares of our common stock for $10.00 per share. We have granted the underwriter an over-allotment option to purchase an additional 108,750 shares for sale in the offering. Our organizers intend to purchase 202,000 shares, which represent 27.86% of the shares to be outstanding after the offering. It is possible the organizers will purchase additional shares. To compensate them for their financial risk and efforts in organizing the bank, our organizers will receive warrants to purchase one share of common stock for $10.00 per share for every share that they purchase in this offering, provided that we will not grant warrants to purchase more than a total of 202,000 shares. We hope to sell the majority of the remaining shares to individuals in Beaufort County who share our desire to support a new, local community bank. After the offering, we expect to adopt a stock option plan to grant options to our officers, directors, and employees equal to 15% of the shares outstanding after the offering, including the options to be granted to Randy Kohn equal to 5% of the number of shares sold in this offering pursuant to his employment agreement with us.

USE OF PROCEEDS

     We will use a minimum of $6,000,000 of the proceeds of this offering to capitalize Lowcountry National Bank. This is the amount of capital we believe the banking regulators will require for us to open the bank. After paying the expenses of this offering and of organizing the holding company and the bank, we will invest 25% of the remaining net proceeds in the bank and retain the remaining 75% to provide general working capital for the holding company. The bank will use the funds it receives from Coastal Banking Company to pay expenses, to purchase, renovate, and furnish its offices, and to provide working capital to operate the bank. For more detailed information see "Use of Proceeds" on page 10.

WE DO NOT INITIALLY PLAN TO PAY DIVIDENDS

     Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

LOCATION OF OFFICES

                Our executive offices are currently located at:

                           1001 Bay Street, Suite 202
                         Beaufort, South Carolina 29902
                                 (843) 522-1228

                    Our permanent office will be located at:

                           36 West Sea Island Parkway
                         Beaufort, South Carolina 29902
                                 (843) 522-1228

     Our permanent office will be in a 5,400 square foot building located on a
2.13 acre site on Ladys Island, just across the Beaufort river from downtown Beaufort. We will renovate the existing building on the site and we hope to move into our new office in the first quarter of 2000. We believe this facility will adequately serve the bank's needs for at least its first year of operation. We plan to open a branch office within the first three years of operation. See "Offices and Facilities" on page 13.

                                  RISK FACTORS

     The following is a summary of some of the risks which we will encounter in starting and operating Lowcountry National Bank. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or all of your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

WE ARE A NEW BUSINESS AND THERE IS A RISK THAT WE MAY NOT BE SUCCESSFUL.

     Neither Coastal Banking Company nor Lowcountry National Bank has any operating history. The operations of new businesses are always risky. Because Lowcountry National Bank has not yet opened, we do not have historical financial data and similar information which would be available for a financial institution that has been operating for several years.

WE EXPECT TO INCUR LOSSES FOR MORE THAN TWO YEARS AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

     In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and may not be profitable for more than two years, if at all. Our future profitability is dependent on numerous factors including the continued success of the economy of the community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

WE CANNOT OPEN THE BANK FOR BUSINESS UNTIL WE RECEIVE REGULATORY APPROVALS, WHICH ARE AT THE DISCRETION OF THE REGULATORY AGENCIES.

     We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new national banks imposed by state and federal regulatory agencies. We have already filed applications with the FDIC and the Office of the Comptroller of the Currency, and we will file an application with the Federal Reserve prior to opening the bank. We expect to obtain all necessary final approvals by the first quarter of 2000, but it may take longer. If we ultimately do not open, we anticipate that we will dissolve the company and return to our investors all funds remaining after paying the expenses incurred through such time.

ANY DELAY IN OPENING LOWCOUNTRY NATIONAL BANK WILL RESULT IN ADDITIONAL LOSSES.

     We intend to open the bank in the first quarter of 2000. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

WE WILL DEPEND HEAVILY ON RANDY KOHN, AND OUR BUSINESS WOULD SUFFER IF SOMETHING WERE TO HAPPEN TO HIM OR IF HE WERE TO LEAVE.

     Randy Kohn will be our president and chief executive officer. He will provide valuable services to us, and he would be difficult to replace. We have an employment agreement with Mr. Kohn and carry $500,000 of insurance on his life payable to the bank. Nevertheless, if he were to leave, our business would suffer.

WE DETERMINED THE OFFERING PRICE OF $10.00 ARBITRARILY AND IT WILL FLUCTUATE IF A PUBLIC MARKET DEVELOPS AND THE SHARES BECOME FREELY TRADED AFTER THE OFFERING.

     Because we do not have any history of operations and there are only ten shares already outstanding, we determined the price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the holding company and the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors which are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

     Initially, there will be no established market for our common stock. After the offering, we will encourage broker-dealers to match buy and sell orders for our common stock on the OTC Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Accordingly, investors should consider the potential illiquidity and the long-term nature of an investment in our common stock.

WE WILL FACE STRONG COMPETITION FOR CUSTOMERS FROM LARGER AND MORE ESTABLISHED BANKS, AS WELL AS OTHER DE NOVO COMMUNITY BANKS, WHICH COULD PREVENT US FROM OBTAINING CUSTOMERS AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT CUSTOMERS.

     We will encounter strong competition from existing banks and other types of financial institutions operating in the Beaufort County area and elsewhere. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like BB&T, Bank of America, First Union, and Wachovia. These institutions offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. We also may have competition in the future from other de novo community banks. See "Proposed Business -- Marketing Opportunities -- Competition" on page 14 and "Supervision and Regulation" starting on page 23.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

     We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 15% of the bank's capital and surplus. Based on an initial capitalization of $6,000,000, less estimated organizational expenses of $407,000, we expect that our initial legal lending limit will be approximately $839,000 immediately following the offering. We intend to impose an internal limit on the bank of 80% of this amount, or approximately $671,000. These initial limits may be higher because we also intend to capitalize the bank with 25% of the net proceeds we raise in the offering in excess of $6,000,000. Until the bank is profitable, our capital, and therefore, our lending limit will continue to decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

SOUTH CAROLINA STATE LAW AND ANTI-TAKEOVER DEVICES WE HAVE ADOPTED WILL SIGNIFICANTLY LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when a company is purchased by another. However, under South Carolina law no other financial institution may acquire control of Coastal Banking Company until we have been in existence for five years. In addition, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to purchase Coastal Banking Company without approval of our board of directors. For a discussion of some of these provisions, please see "Description of Capital Stock -- Anti-takeover Effects" on page 35.

WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not have any plans to issue any shares of preferred stock at this time.

THE EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE STOCK DILUTION AND MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in Coastal Banking Company. Upon completion of the offering, we will issue warrants to the organizers to purchase one share of common stock at $10.00 per share for every share they purchase in the offering. We expect to issue 202,000 warrants to our organizers on purchases of 202,000 shares, but we will not grant warrants to purchase more than a total of 202,000 shares. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering, including options granted to Mr. Kohn equal to 5% of the total shares sold in this offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant, or less than $10.00 per share during the period ending 12 months after the date of this offering.

IT IS POSSIBLE THAT OUR COMPUTER SYSTEMS OR THOSE OF OUR PROCESSING VENDORS OR LOAN CUSTOMERS COULD FAIL TO OPERATE ON JANUARY 1, 2000.

     Like many financial institutions, we will rely upon computers for conducting our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to read or interpret the new year and there may be widespread computer malfunctions. We will generally rely on software and hardware developed by independent third parties to provide our information systems. We will request warranties about Year 2000 compliance from the primary third party hardware and software system providers we use. We believe that our other internal systems and software, including our network connections, will be programmed to comply with Year 2000 requirements, although there is a risk they may not comply. Based on information currently available, we believe that we will not incur significant expenses in connection with the Year 2000 issue.

     The Year 2000 issue may also negatively affect the business of our customers. We intend to include Year 2000 readiness in our lending criteria to minimize this risk. However, we cannot be certain that this will eliminate the issue, and any financial difficulties our customers experience as a result of Year 2000 issues could impair their ability to repay loans to the bank.

     There is a good chance that we may not open the bank until after January 1, 2000, at which time we believe that most of the uncertainty surrounding the Year 2000 issue should be resolved. In this event, our risks associated with computer malfunctions should be greatly reduced, but we will still seek to ensure that our computer systems and our major vendors' and clients' computer systems are in compliance and functioning properly. For more information on Year 2000 issues, please refer to page 14.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" concerning Coastal Banking Company and Lowcountry National Bank and their operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on many factors about which we are unsure, including those discussed above. Many of these risks and factors are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," and similar expressions identify such forward-looking statements. The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors" beginning on page 6 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of $6,720,000 from the sale of 725,000 shares of common stock in the offering, after deducting underwriting discounts and commissions and estimated organizational and offering expenses. If the underwriter exercises its over-allotment option in full, we will receive $1,011,375 in additional proceeds. We have established a line of credit with a third party bank in the amount of $500,000 at the prime rate minus 0.5% to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We intend to pay off this line of credit with proceeds that we receive from this offering. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY COASTAL BANKING COMPANY

     The following table shows the anticipated use of the proceeds by Coastal Banking Company. As shown, we intend to use at least $6,000,000 to capitalize the bank. After paying the expenses of this offering and of organizing the holding company, we also will capitalize Lowcountry National Bank with 25% of the remaining net proceeds. We describe the bank's anticipated use of proceeds in the following section. The underwriter's compensation reflects an underwriter's discount of $315,000, which reflects a discount of $0.70 on 450,000 shares and no discount on 275,000 shares. This discount assumes that the directors, officers, and certain other individuals identified by our directors and officers will purchase 275,000 shares in the offering. If these parties purchase less than 275,000 shares in the offering, the underwriter's discount may be higher. We also will pay the underwriter a $95,000 advisory fee. In the event the underwriter exercises its over-allotment option in full, we will receive additional net proceeds of $1,011,375, and we will invest approximately $250,000 of these additional proceeds in the bank and keep the remainder in Coastal Banking Company. We initially will invest the remaining proceeds, including any additional proceeds that we may receive if the underwriter exercises its over-allotment option, in United States government securities or deposit them with Lowcountry National Bank, but we have not decided specifically how to allocate these proceeds. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or acquiring other financial institutions.

                                                                 TOTAL
                                                              -----------
Gross proceeds from offering................................  $ 7,250,000
Less:
Underwriter's discount......................................     (315,000)
Underwriter's advisory fee..................................      (95,000)
Offering expenses...........................................     (120,000)
Investment in capital stock of the bank.....................   (6,000,000)
                                                              -----------
Remaining proceeds..........................................  $   720,000
                                                              ===========

USE OF PROCEEDS BY LOWCOUNTRY NATIONAL BANK

     The following table shows the anticipated use of the proceeds by Lowcountry National Bank. If the underwriter exercises its over-allotment option in full, we will invest approximately $250,000 in additional proceeds in the bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by Coastal Banking Company as described above. We have entered into an agreement to purchase 2.13 acres of land with a 5,400 square foot existing building. Our net cost on the property will be $855,000. We intend to renovate the existing building at a cost of approximately $600,000 and to improve the property at a cost of approximately $100,000. We expect to complete the renovations and occupy the building in the first quarter of 2000. This building will be our main office. Furniture, fixtures, and equipment will be capitalized and amortized over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, fund expansion activities, and otherwise conduct the business of the bank.

                                                                TOTAL
                                                              ----------
Investment by Coastal Banking Company in the bank's capital
  stock.....................................................  $6,000,000
Organizational and pre-opening expenses of the bank.........    (407,000)
Furniture, fixtures and equipment...........................    (465,000)
Net cost of land and building...............................    (855,000)
Improvements to land and building...........................    (700,000)
                                                              ----------
Remaining proceeds..........................................  $3,573,000
                                                              ==========

                                 CAPITALIZATION

     The following table shows Coastal Banking Company's capitalization as of June 30, 1999, and the pro forma consolidated capitalization of Coastal Banking Company and the bank as adjusted to reflect the proceeds from the sale of 725,000 shares in this offering and after deducting the underwriter's discount and advisory fee and the estimated expenses of the offering. Coastal Banking Company's capitalization as of June 30, 1999 reflects the purchase of ten shares by Randy Kohn for $10.00 per share. These shares will be redeemed after the offering. The "As Adjusted" column reflects the estimated cost of organizing Coastal Banking Company and organizing and preparing to open Lowcountry National Bank through the expected opening date, which we expect to be in the first quarter of 2000. See "Use of Proceeds" above.

                                                                              AS ADJUSTED
                                                                                  FOR
                                                              JUNE 30, 1999   THE OFFERING
                                                              -------------   ------------
SHAREHOLDERS' EQUITY:
  Paid-in capital, includes common stock, par value $.01 per share; 10,000,000 shares authorized; 10 shares issued
     and outstanding; 725,000 shares issued and outstanding
     as adjusted............................................    $     100      $6,720,000
  Preferred Stock, par value $.01 per share; 10,000,000
     shares authorized; no shares issued and outstanding....            0               0
  Deficit accumulated during the pre-opening stage..........     (144,763)       (407,000)
                                                                ---------      ----------
          Total shareholders' equity (deficit)..............    $(144,663)     $6,313,000
                                                                =========      ==========
  Book value per share......................................    $     N/A      $     8.71
                                                                ---------      ----------

                                DIVIDEND POLICY

     We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Lowcountry National Bank's ability to pay dividends to Coastal Banking Company, which depends on the profitability of the bank. In order to pay dividends, the bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation -- The Bank -- Dividends" on page 26 and "Supervision and Regulation -- The Bank -- Capital Regulations" on page 27. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATION

GENERAL

     Coastal Banking Company was formed to organize and own all of the capital stock of Lowcountry National Bank. In June 1999, the organizers filed applications with the Office of the Comptroller of the Currency to charter the bank as a national bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the Office of the Comptroller of the Currency and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital which we believe will be $6,000,000. Upon approval from the Office of the Comptroller of the Currency and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, which must be approved before we can acquire the capital stock of the bank. We expect to receive all regulatory approvals by the fourth quarter of 1999 or the first quarter of 2000.

FINANCIAL RESULTS

     As of June 30, 1999, Coastal Banking Company had total assets of $56,337, consisting of cash $18,805 and premises and equipment $37,532. Coastal Banking Company incurred a net loss of $144,763 for the period from its inception on September 29, 1998 through June 30, 1999.

EXPENSES

     On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

     - $410,000 in underwriter's commissions and advisory fees, $486,125 if the underwriter exercises its over-allotment option in full, which will be deducted from the proceeds of the offering.

     - $120,000 in other expenses of the offering, which will be subtracted from the proceeds of the offering.

     - $407,000 in expenses to organize and prepare to open Lowcountry National Bank, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of Lowcountry National Bank.

     Prior to the completion of this offering, we will fund all of our expenses with a $500,000 line of credit at the prime rate minus 0.5% which we have obtained from a third party bank. We will use the proceeds of this offering to repay amounts due under this line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy our financial needs at least for the next twelve months.

OFFICES AND FACILITIES

     Our main office will be located on a 2.13 acre site on West Sea Island Parkway in Beaufort, South Carolina, located just across the Beaufort river from downtown Beaufort on Ladys Island. The site is currently improved with a 5,400 square foot building, which we intend to renovate to serve as our main office. We will purchase this site for a net purchase price of $855,000 and the renovations are expected to cost up to an additional $700,000. We expect to complete the renovations in the first quarter of 2000. We believe that the headquarters facility will adequately serve the bank's needs for at least the first year of operation, but we may pursue branching opportunities as they arise.

     We anticipate that we will open a branch office within three years of the commencement of operations. In determining whether to open a branch and when, we will consider a number of factors including the financial performance of the bank, the impact of the branch on the bank, economic conditions in our market area, advantages of expanding our market presence, convenience to our customers, and the availability of an acceptable location in the target market area. Depending on the above factors and other relevant circum-stances it is also possible that we may open more than one branch, or we may not open a branch at all. We also will need to obtain regulatory approval before we can open any branch.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Lowcountry National Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is the difference between the interest we charge on our loans and receive from our investments (our assets), and the interest we pay on deposits (our liabilities). Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheets so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

     Liquidity refers to our ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

     If the bank is open before January 1, 2000, we expect to increase our cash on hand because consumer uncertainty about the year 2000 may cause a higher than normal rate of deposit withdrawal.

CAPITAL ADEQUACY

     Capital adequacy for banks and bank holding companies is regulated by the Office of the Comptroller of the Currency, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are (i) risk-based capital guidelines and (ii) the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Capital Regulations" on page 27 for a more detailed discussion.

YEAR 2000 ISSUES

     Like many financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000 some computers will be unable to "read" the new year resulting in computer malfunctions.

     We generally will be relying on software and hardware developed by independent third parties for our information systems. We have not yet entered into an agreement with a vendor to provide core data processing software and services or with a vendor to provide ATM services. We plan to request and review testing and results from each of our primary vendors demonstrating Year 2000 readiness and compliance. We plan to prepare a comprehensive Year 2000 Plan, including a budget for Year 2000 testing and vendor monitoring. Our president will implement the plan with oversight from our board of directors. The plan involves investigation of each vendor, validation of each vendors testing procedures and results, testing on our own systems if reasonable, and receiving Year 2000 warranties from each of our selected vendors. We will seek to ensure that our agreements with our primary vendors include warranties regarding Year 2000 compliance, although the remedies available under such agreements include standard disclaimers of liability and specifically exclude special, incidental, indirect, and consequential damages.

     Our customers may also have Year 2000 issues. We may incur losses if these issues affect our loan customers' ability to repay their loans or if they suffer material harm to their businesses as a result. We intend to request certification from each commercial borrower that their systems are Year 2000 compliant and that they do not expect to be adversely affected by the year change. Although these certifications will be helpful, it would be very difficult for us to accurately assess the Year 2000 readiness of any borrower.

     There is a good chance that we may not open the bank until after January 1, 2000, at which time we believe that most of the uncertainty surrounding the Year 2000 issue should be clarified. In this event, our risks associated with computer malfunctions should be greatly reduced, but we will still seek to ensure that our computer systems and our major vendors' and clients' computer systems are in compliance and functioning properly.

                               PROPOSED BUSINESS

GENERAL

     We incorporated Coastal Banking Company as a South Carolina corporation on June 8, 1999, primarily to function as a holding company to own and control all of the capital stock of Lowcountry National Bank. We initially will engage in no business other than owning and managing the bank.

     We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that such activities could be beneficial to the company.

     We filed an application with the Office of the Comptroller of the Currency to organize the bank as a national bank under the laws of the United States. We have also filed an application with the FDIC for deposit insurance. We intend to file an application with the Federal Reserve for permission to form a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank in the last quarter of 1999 or the first quarter of 2000 and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with the minimum amount required by the regulators, which we believe will be $6,000,000, from the proceeds of this offering.

MARKETING OPPORTUNITIES

     Service Area. Our primary service area will consist of the portion of Beaufort County within a 20 mile radius (specifically excluding Hilton Head Island) of our main office. This area covers a large portion of Beaufort County, including Beaufort, Bluffton, Burton, Callawassie Island, Coosaw, Dataw Island, Harbor Island, Hunting Island, Fripp Island, Ladys Island, Port Royal, Spring Island, St. Helena Island, and the rapidly growing Sun City, which is expected to contain 8,900 homes upon completion, of which 1,400 are already sold. More particularly, the service area for deposits for the bank is within a five mile radius of our main office, with the 20 mile radius primarily utilized for loan generation opportunities. Our expansion plans include the opening of a branch facility in the service area within three years. We plan to leverage existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.

     Economic and Demographic Factors. Beaufort County is South Carolina's fastest growing county, and it is strategically located in the southeast corner of South Carolina, 45 miles northeast of Savannah, Georgia, and 65 miles southwest of Charleston, South Carolina. The economy is aided by the network of highways that pass through Beaufort County (U.S. 17, U.S. 21, U.S. 278, and S.C.
170), the CSX rail line, and a regional airport located west of Savannah, Georgia. The local economy is driven primarily by area military installations, tourism, and transportation services via the Ports Authority facility at Port Royal (located in Beaufort County). The county enjoys an outstanding relationship with the United States Marine Corps training facility at Parris Island, the Marine Corps Air Station (MCAS), and the U.S. Naval Hospital located in Beaufort County. The MCAS is expanding as evidenced by the recent announcement that two additional squadrons are scheduled to be transferred to the MCAS in the near future. Tourism centers primarily on Hilton Head and other islands in Beaufort County, and the same mild coastal environment that supports tourism in the area is also fostering a growing retirement community. In March 1999, the unemployment rate in the area was 1.6%, lower than the South Carolina average of 3.7% and the national average of 4.2%. In 1995, Beaufort County's median household income was $35,995, 19.7% above the state average of $30,060. The population of Beaufort County continues to grow at the fastest rate of any county in South Carolina. By 2003, the population of

Beaufort County is expected to increase by 7.7% over the 1998 population, to almost 115,000 people. The population growth for the county was 23.2% for the period from 1990 to 1998.

     Competition. We believe our initial competition for consumer and small business loans and deposits will be within a 20 mile area of our main office. In this area, we will concentrate on serving the small business owner and consumer-oriented businesses that have tended to be underserved by the larger financial institutions. According to the FDIC, as of June 30, 1998 our primary market area contained 19 bank branches, encompassing almost $490 million in deposits.

     The consolidation trend in the banking industry has led to the recent announcement that First National Bank of Orangeburg, a multi-office bank headquartered in Orangeburg, South Carolina intends to acquire FirstBank, N.A, the last community bank headquartered in the City of Beaufort. Our competitors include large national, super-regional, and regional institutions, including Wachovia Bank, Regions Bank, Branch Bank & Trust, First Union National Bank, and Bank of America, as well as super-community banks headquartered outside of our primary service area, including First National Bank of Orangeburg, Palmetto State Bank, First Citizens Bank, and Fort Sill National Bank. It is also possible that another bank may organize in our primary service area in the near future. According to the FDIC's 1998 bank asset data, the large regional and super-regional banks control 43.5% of the deposit base in our primary service area and the super-community banks control a 56.5% market share of deposits. We believe the proposed bank, with local management, will prove appealing to the citizens of Beaufort County in the current competitive market, and will benefit from the continuing consolidation within the financial institution industry.

BUSINESS STRATEGY

     Management Philosophy. Lowcountry National Bank will be the only locally owned bank with a local shareholder base in Beaufort. As a locally owned bank, we believe we can offer a unique banking alternative to the banking market by offering a higher level of customer service and a management team that is more focused on the needs of the community. We believe that this approach will be enthusiastically supported by the community. While the bank will have the ability to offer a broad range of products, we will emphasize the client relationship. Many of the organizers are residents and business people in the bank's primary market area and are familiar with the credit needs of the area through personal experience and communications with their business colleagues. We believe that the proposed community focus of the bank will succeed in this market, and that the area will react favorably to the bank's emphasis on service to small- to medium-sized businesses, individuals, and professional firms.

     Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract and retain customers and to develop Lowcountry National Bank's image as a local bank with an individual focus, we will employ the following operating strategies:

     - Experienced Senior Management. We will retain an experienced management team, led by a president and chief executive officer who has over 28 years of banking experience. Our management team currently consists of the following individuals:

      - Randy Kohn will lead the management team as the president and chief executive officer for both Coastal Banking Company and Lowcountry National Bank. He previously served as senior vice president and senior credit officer for Clemson Bank & Trust, a community bank in Clemson, South Carolina from 1995 until his resignation in March 1999 to join the organizational team for our bank. From 1991 to 1995, Mr. Kohn served as senior vice president and senior credit officer at Citizens Bank, a community bank in Canton, Georgia.

      - Ladson Howell will serve as the chairman of our board of directors. He has worked in Beaufort for over 30 years as an attorney with Howell, Gibson & Hughes, PA. Mr. Howell is the former president of the Beaufort County Bar Association and an active member of the community.

      - Charlie T. Lovering, Jr. will serve as our senior vice president and chief financial officer. He has over 14 years of banking experience. He most recently served as senior vice president and controller of AmeriBank, N.A. in Savannah, Georgia from 1997 until his resignation in August 1999 to join our organizational effort. Mr. Lovering was a senior auditor for SouthTrust Corporation from 1990 through 1996, and an assistant vice president of SouthTrust Bank in Charleston, South Carolina from 1996 through 1997.

     - Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management Section beginning on page 28, our directors are residents and business people in the Beaufort area, with significant community involvement. They are a diverse group that we believe represent many different interests of the local business community. These directors are dedicated to the success of the bank, and they will play a key role in marketing the new bank to the community.

     - Individual Customer Focus. Lowcountry National Bank will approach the market using a client-based philosophy. We will focus on the overall relationship with each client as opposed to the general product sales approach used by larger banks. Our executive officers' performance will be measured in part by their ability to maintain and cultivate client relationships. We believe this structure will ensure effective responsiveness to our clients' financial needs, a hallmark of the community banking approach.

     - Local Services and Decision Making. Clients will enjoy a professional bank environment with access to their specific bank officer. The bank will provide additional convenience through strategically placed ATMs. We will emphasize local decision-making with experienced bankers, attention to strong relationships with customers, and professional and responsive service.

     - Capitalize on Trend Toward Consolidation. The current trend of consolidation in the banking industry has led to the recent acquisition of the only locally owned community bank in the City of Beaufort, continuing a larger trend of bank ownership by large super-regional, regional, and super-community banks headquartered outside of Beaufort County.

     Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina and Beaufort County, we believe that there is an opportunity in the community banking market in the Beaufort County area, and that we can successfully fill this role. We will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. These businesses include retail, service, and tourism. We intend to attract such businesses based on relationships and contacts of the bank's directors and management.

     The current bank consolidation trends may present other opportunities for us as well. For example, a bank may choose to sell one or more branches following the acquisition of another bank. While we have no immediate plans to do so, we may take advantage of these opportunities to acquire additional branches.

LENDING ACTIVITIES

     General. We intend to emphasize a range of lending services, including real estate, commercial, and consumer loans to individuals and small- to medium-sized businesses and professional firms that are located in or conduct a substantial portion of their business in the bank's market area. We will compete for these loans with competitors who are well established in the Beaufort County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

     Loan Approval and Review. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds an individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the directors' loan committee. Loans in excess of the directors' loan committee's limits must be approved by the full board of directors. The bank will not make any loans to any director, officer, or employee of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank currently intends to sell its mortgage loans on the secondary market, but may choose to hold them in the portfolio in the future.

     Loan Distribution. We estimate that the initial percentage distribution of our loans for the first year will be as follows:

Real Estate and Mortgage Loans..............................   63%
Commercial Loans............................................   24
Consumer Loans..............................................   13
                                                              ---
          Total.............................................  100%
                                                              ===

These distribution percentages are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our loan loss reserve will equal approximately 1% of the average outstanding balance of our loans. Over time, we will base the allowance for loan losses on our evaluation of factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay.

     Lending Limits. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. Based upon the capitalization of the bank with $6,000,000, the bank will initially have a self-imposed loan limit of $671,000, which represents 80% of our anticipated legal lending limit of $839,000. These initial limits may be higher because we also intend to capitalize the bank with 25% of the net remaining proceeds we raise in the offering, but they will drop as we expect to incur losses, and therefore have less capital, in first several years of operations. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

     Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the tourism, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

     Real Estate and Mortgage Loans. We estimate that loans secured by first or second mortgages on real estate will make up 63% of the bank's loan portfolio. These loans will generally fall into one of three categories: commercial real estate loans, construction and development loans, or residential real estate loans. Each of these categories is discussed in more detail below, including their specific risks. Home equity loans are not included because they are classified as consumer loans, which are discussed below. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

     Real estate loans are subject to the same general risks as other loans. They are particularly sensitive to fluctuations in the value of real estate, which is generally the underlying security for real estate loans. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower's cash flow, creditworthiness, and ability to repay the loan. On first and second mortgage loans we would typically not advance more than 90% of the lesser of the cost or appraised value of the property. In the event we advance more than 80% of the lesser of the cost or appraised value of the property, we will typically require mortgage insurance. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance, if applicable.

     We will have the ability to originate real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     - Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. We will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. We will also generally require that debtor cash flow exceed 115% of monthly debt service obligations. We will typically review all of the personal financial statements of the principal owners and require their personal guarantees. These reviews generally reveal secondary sources of payment and liquidity to support a loan request.

     - Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to eighteen months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment depends on the ultimate completion of the project and usually on the sale of the property. Specific risks include:

      - cost overruns;

      - mismanaged construction;

      - inferior or improper construction techniques;

      - economic changes or downturns during construction;

      - a downturn in the real estate market;

      - rising interest rates which may prevent sale of the property; and

      - failure to sell completed projects in a timely manner.

      We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We also may reduce risk by selling participations in larger loans to other institutions when possible.

     - Residential Real Estate Loans. Residential real estate loans generally will have longer terms up to 30 years. We will offer fixed and adjustable rate mortgages. We will have limited credit risk on these loans as most will be sold to third parties soon after closing.

     Commercial Loans. The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. We will focus our efforts on commercial loans less than $500,000. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Asset based lending, leasing, and factoring will be offered through third party vendors who can handle the paper work and servicing and generally assume most of the credit risk. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank.

     We expect to offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 programs, and our CEO has experience with these types of loans. These loans will typically be partially guaranteed by the government, which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value and will generally be less.

     The well established banks in the Beaufort County area will make proportionately more loans to medium-to large-sized businesses than we will. Many of the bank's anticipated commercial loans likely will be made to small-to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

     Consumer Loans. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

     We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 100% of the available equity of each property.

DEPOSIT SERVICES

     We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our primary market area at rates competitive to those offered in the Beaufort County area. In addition, we intend to offer certain retirement account services, such as IRAs. We intend to solicit these accounts from individuals, businesses, associations, organizations, and governmental authorities.

     Deposit Distribution. We estimate that the initial percentage distribution of our deposits for the first year will be as follows:

Demand Deposit..............................................   10%
Savings & Money Market......................................   28
Public Funds (Time and Savings and Demand Deposits).........   11
CDs under $100,000..........................................   37
CDs over $100,000...........................................   14
                                                              ---
          Total.............................................  100%
                                                              ===

OTHER BANKING SERVICES

     We anticipate that the bank will offer other bank services including drive up ATMs, safe deposit boxes, traveler's checks, direct deposit, U.S. Savings Bonds, and banking by mail. We plan for the bank to become associated with the Honor and Cirrus ATM networks, which may be used by the bank's customers throughout Beaufort County and other regions. We believe that by being associated with a shared network of ATMs, we will be better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to begin offering these services shortly after opening the bank. We do not expect the bank to exercise trust powers during its first year of operation.

MARKET SHARE

     As of June 30, 1998, total deposits in the bank's primary service area were almost $490 million. The average annual growth rate in deposits in this area over the last four years was 11.7%. Based on a more conservative growth rate of 7.2%, the average growth rate in Beaufort County over the last four years, deposits in the primary service area will grow to over $740 million by 2004. Our plan over the next five years is to reach a 7.6% market share with deposits of $56 million. Of course, we cannot be sure that these deposit growth rates will continue, or that we will accomplish this objective.

EMPLOYEES

     We anticipate that, upon commencement of operations, the bank will have approximately 13 full time employees. Within the first three years, we anticipate that it will have approximately 20 full time employees operating out of the bank's main facility and any branch facility. Coastal Banking Company, as the holding company for the bank, will not have any employees other than its officers for the foreseeable future.

LEGAL PROCEEDINGS

     Neither Coastal Banking Company, Lowcountry National Bank, nor any of their properties are subject to any legal proceedings.

                           SUPERVISION AND REGULATION

     Both Coastal Banking Company and Lowcountry National Bank are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Report Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

COASTAL BANKING COMPANY

     Because it will own the outstanding capital stock of the bank, Coastal Banking Company will be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act. Our activities will also be governed by the Glass-Steagall Act of 1933.

     The Bank Holding Company Act. Under the Bank Holding Company Act, Coastal Banking Company will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

     - banking and managing or controlling banks;

     - furnishing services to or performing services for its subsidiaries; and

     - engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     - acquiring substantially all the assets of any bank;

     - acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

     - merging or consolidating with another bank holding company.

     In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either (i) Coastal Banking Company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person owns a greater percentage of that class of voting securities immediately after the transaction. We intend to register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

     - making or servicing loans and certain types of leases;

     - engaging in certain insurance and discount brokerage activities;

     - performing certain data processing services;

     - acting in certain circumstances as a fiduciary or investment or financial adviser;

     - owning savings associations; and

     - making investments in certain corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board imposes certain capital requirements on Coastal Banking Company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, Coastal Banking Company is able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to Coastal Banking Company. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank -- Dividends." Coastal Banking Company is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, Coastal Banking Company will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which Coastal Banking Company might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

     Glass-Steagall Act. We will also be restricted by the provisions of the Glass-Steagall Act, which prohibits Coastal Banking Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

     South Carolina State Regulation. As a bank holding company registered under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. Prior to acquiring the capital stock of a national bank, we are not required to obtain the approval of the Board, but we must notify them at least 15 days prior to doing so. We must receive the Board's approval prior to engaging in the acquisition of banking or nonbanking institutions or assets, and we must file periodic reports with respect to our financial condition and operations, management, and intercompany relationships between Coastal Banking Company and its subsidiaries.

THE BANK

     The bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

     The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

     - security devices and procedures;

     - adequacy of capitalization and loss reserves;

     - loans;

     - investments;

     - borrowings;

     - deposits;

     - mergers;

     - issuances of securities;

     - payment of dividends;

     - interest rates payable on deposits;

     - interest rates or fees chargeable on loans;

     - establishment of branches;

     - corporate reorganizations;

     - maintenance of books and records; and

     - adequacy of staff training to carry on safe lending and deposit gathering practices.

     The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency will also require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

     Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency and their state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

     - internal controls;

     - information systems and audit systems;

     - loan documentation;

     - credit underwriting;

     - interest rate risk exposure; and

     - asset quality.

     National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board thirty days' prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

     Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by the Financial Corporation assessment is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers.

     Transactions With Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

     The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

     Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current South Carolina law, the bank may open branch offices throughout South Carolina with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

     Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

     Other Regulations. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

     - the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

     - the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

     The deposit operations of the bank also are subject to:

     - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Coastal Banking Company or Lowcountry National Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

     Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

     - submit a capital restoration plan;

     - raise additional capital;

     - restrict their growth, deposit interest rates, and other activities;

     - improve their management;

     - eliminate management fees; or

     - divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

     The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

     Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

     Enforcement Powers. The Financial Institution Report Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

     Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. For example, the United States House of Representatives recently passed House Bill 10, the Financial Services Act of 1999, which, if enacted into law, would make substantial changes to the regulation of banks and other companies within the United States financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

     Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

     The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the directors and executive officers after the completion of this offering. All of our directors are organizers of the bank. The mailing addresses of our directors and executive officers are the same as the address of the bank. Prior to the offering, Randy Kohn purchased ten shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizer to purchase one share of common stock for every share of common stock purchased by the organizers during the offering because these warrants will not be exercisable within 60 days of the date of this prospectus. Other than Charlie T. Lovering, each person listed below is an organizer of the bank.

NAME OF BENEFICIAL OWNER                                      NUMBER    PERCENT
------------------------                                      -------   -------
DIRECTORS AND EXECUTIVE OFFICERS
Marjorie Trask Gray.........................................   15,000     2.07%
Dennis O. Green.............................................   21,500     2.97
Mark B. Heles...............................................   15,000     2.07
J. Phillip Hodges, Jr.......................................   17,000     2.34
James W. Holden, Jr.........................................   11,500     1.59
Ladson F. Howell............................................   10,000     1.38
James C. Key................................................   10,000     1.38
Randolph C. Kohn............................................   15,000     2.07
Ron Lewis...................................................   13,000     1.79
Charlie T. Lovering.........................................    5,000      .69
Lila N. Meeks...............................................   14,000     1.93
Robert B. Pinkerton.........................................   20,000     2.76
John M. Trask, III..........................................   25,000     3.45
Matt A. Trumps..............................................   15,000     2.07
                                                              -------    -----
All directors and executive officers as a group (14
  persons)..................................................  207,000    28.55%
                                                              =======    =====

EXECUTIVE OFFICERS AND DIRECTORS OF COASTAL BANKING COMPANY

     The following table sets forth certain information about our executive officers and directors. The president and chief executive officer and the directors of Coastal Banking Company will also hold these same positions with Lowcountry National Bank. Coastal Banking Company's articles of incorporation provide for a classified board of directors so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2000 annual meeting of shareholders, Class II at the 2001 annual meeting of shareholders, and Class III at the 2002 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors.

NAME                                    AGE            POSITION WITH COASTAL BANKING COMPANY
----                                    ---   --------------------------------------------------------
Marjorie Trask Gray, DMD..............  29    Director, Class I
Dennis O. Green, CPA..................  58    Director, Class I, Vice Chairman of the Board
Mark B. Heles.........................  49    Director, Class II
J. Phillip Hodges, Jr.................  52    Director, Class I, Secretary
James W. Holden, Jr., DVM.............  39    Director, Class III
Ladson F. Howell......................  56    Director, Class I, Chairman of the Board
James C. Key..........................  59    Director, Class III
Randolph C. Kohn......................  51    Director, Class I, President and Chief Executive Officer
Ron Lewis.............................  58    Director, Class III
Lila N. Meeks.........................  59    Director, Class II
Robert B. Pinkerton...................  58    Director, Class II
John M. Trask, III....................  36    Director, Class II
Matt A. Trumps........................  29    Director, Class III
Charlie T. Lovering...................  32    Senior Vice President and Chief Financial Officer

     MARJORIE TRASK GRAY, DMD, Class I director, has been a dentist with a general practice in Beaufort, South Carolina since 1997. She graduated from the University of South Carolina in 1992, and from the Medical University of South Carolina with a DMD in 1997. Dr. Gray is licensed to practice dentistry in the state of South Carolina, and is a limited partner and shareholder of several family owned businesses in Beaufort, South Carolina. She is a member of the South Carolina Dental Association, the American Dental Association, the Carterett United Methodist Church, the Beaufort County Open Land Trust, and the Historic Beaufort Foundation. Dr. Gray also is secretary and treasurer of the Beaufort Dental Study Club.

     DENNIS O. GREEN, CPA, Class I director and vice chairman of the board, served as Chief Auditor for Citicorp, and its principal banking subsidiary, Citibank N.A. in New York, New York from 1990 to 1997. Mr. Green is president of Keiretsu Investments, Inc., a private investment company. He currently serves as Treasurer Designate for Coastal Heritage Community Development Federal Credit Union (proposed) on St. Helena Island, South Carolina. He graduated in 1967 from Wayne State University with a degree in Business Administration/Finance. Mr. Green has been registered as a Certified Public Accountant in the State of Michigan since 1969. He is a director and vice president of The Olive Tree Foundation, a member of the Board of Trustees of Penn Center, Inc., and a director of the Boys and Girls Clubs of Beaufort.

     MARK B. HELES, Class II director, is the owner, president, and chief executive officer of Tempo Personnel Services, Inc. which he founded in 1985. He is also a partner in the Magnolia Bakery and Cafe. Mr. Heles received his license as a Certified Personnel Consultant in 1990 from the National Association of Personnel Consultants. He graduated from the University of South Carolina in 1976 with a Bachelor of Science degree in Business Administration/Finance. Mr. Heles was former president of the Hilton Head Island Rotary Club, and a past director of the Beaufort Chamber of Commerce. He currently is a member of the Beaufort and Hilton Head Homebuilders Associations.

     J. PHILLIP HODGES, JR., Class I director and secretary, manages KSH Properties and KSH Properties, LLC, two investment companies. From 1972 until his retirement in 1998, Mr. Hodges worked as a stockbroker for The Robinson-Humphrey Company, LLC, a subsidiary of Salomon Smith Barney, in Albany, Georgia, most recently as first vice president of sales. He received his Master of Business Administration in

1978 from Valdosta State College, and a degree in Finance/Economics from Auburn University in 1974. While working for Robinson-Humphrey, Mr. Hodges held licenses with the National Association of Security Dealers, New York Stock Exchange, American Stock Exchange, and Commodities Futures Trading Corporation. He currently is a member of the Rotary Club of Beaufort, St. Helena's Episcopal Church, and the Beaufort Historic Foundation.

     JAMES W. HOLDEN, JR., DVM, Class III director, is a licensed veterinarian in South Carolina and Georgia, and has been the owner and director of Holly Hall Animal Hospital in Beaufort, South Carolina since 1986. Dr. Holden is also a general partner and owner of James W. Holden & Co., LLP., a real estate development company. He received his DVM from the University of Georgia in 1983, and a degree in Pre-Veterinary Medicine from Clemson University in 1979. He is a member of the Rotary Club of Beaufort where he served as a director, president, vice president, and secretary.

     LADSON F. HOWELL, Class I director and chairman of the board of directors, is licensed to practice law in South Carolina and has been an attorney with Howell, Gibson & Hughes, PA, a law firm located in Beaufort, South Carolina, since 1968. He received his law degree from the University of South Carolina Law School in 1968 and a degree in Journalism from the University of South Carolina in 1965. Mr. Howell was a former president of the Beaufort County Bar Association. He currently is a member of the South Carolina State Bar Association, the American Bar Association, and the Administrative Board of Carterett United Methodist Church.

     JAMES C. KEY, Class III director, has been a partner with the Shenandoah Group, LLP, an audit and control solutions business, in Beaufort, South Carolina since 1997. He is licensed as a Certified Internal Auditor. Mr. Key served as a director of the Internal Audit Department of IBM Corporation in Armonk, New York from 1962 until 1997. He attended Virginia Tech and Roanoke College, and he graduated from Syracuse University in 1991 with a degree in Liberal Studies. Mr. Key served on the Board of Governors of the Institute of Internal Auditors, Coastal Georgia Chapter.

     RANDOLPH C. KOHN, Class I director, will serve as the president and chief executive officer of Coastal Banking Company and Lowcountry National Bank. He previously served as senior vice president and senior credit officer for Clemson Bank & Trust, a community bank located in Clemson, South Carolina, from 1995 until March 1999. From 1991 to 1995, Mr. Kohn served as senior vice president and senior credit officer of Citizens Bank, a community bank located in Canton, Georgia. He has more than 28 years of banking experience in both Georgia and South Carolina. He graduated from the University of Georgia in 1970 with a degree in Business Management. While residing in Clemson, Mr. Kohn was a director of the Clemson Chamber of Commerce, a director of the City of Clemson Police Advisory Board, and a member of the Clemson Rotary Club.

     RON LEWIS, Class III director, has been owner and operator of two McDonald's franchises in Beaufort, South Carolina since 1990. He graduated from the State University of New York, New York in 1961 with a Bachelor of Science degree in Business/Economics. He is a member of the Board of Directors of the Marine Institute, the Beaufort County Economic Development Commission, the Mayor's Committee for the Disabilities, and president of the Greenville Black McDonalds Owners Association.

     CHARLIE T. LOVERING, will serve as senior vice president and chief financial officer of Coastal Banking Company and Lowcountry National Bank. He previously served as senior vice president and controller for Ameribank, N.A., in Savannah, Georgia from 1997 until August 1999. From May 1996 until July 1997, Mr. Lovering served as assistant vice president and state compliance and Community Reinvestment Act officer for SouthTrust Bank of South Carolina in Charleston. From 1990 until 1996 he served as a senior audit officer for SouthTrust Corporation. He has more than 14 years of banking experience throughout the Southeast. He graduated from Auburn University in 1990 with a degree in business administration and accounting. While working in South Carolina, Mr. Lovering served on the South Carolina Bankers Association Compliance Committee.

     LILA N. MEEKS, Class II director, has been the Dean of Academic Affairs for the University of South Carolina in Beaufort, South Carolina since 1994. She graduated from Auburn University in 1962, and received a Masters degree in English from Auburn in 1966. Ms. Meeks is a member of the Beaufort County Open Land Trust, the Arts Council, the Beaufort County Historical Society, the Historic Beaufort Foundation, and St. Helena's Episcopal Church.

     ROBERT B. PINKERTON, Class II director, has been the president and chief executive officer of Athena Corporation, a manufacturer and installer of cast polymer products, since 1990. Mr. Pinkerton served on the Advisory Board for First Citizens Bank in Beaufort, South Carolina in 1998. He is also involved with several real estate development companies in Beaufort. He received a law degree from Wayne State University in 1976, a masters degree from the Chrysler Institute of Engineering in 1967, and a degree in mechanical engineering from the Detroit Institute of Technology in 1965. Mr. Pinkerton is a member of the Rotary Club of Beaufort, the Greater Beaufort Chamber of Commerce, the Homebuilders Association of the Lowcountry, the South Carolina Chamber of Commerce, the Beaufort Roundtable, and the United Way of Beaufort County Director's Circle. In addition, Mr. Pinkerton was named Greater Beaufort Chamber of Commerce Business Person of the Year in 1998.

     JOHN M. TRASK, III, Class II director, has been an owner of Lowcountry Real Estate, a local real estate company, since 1996. He formerly owned and managed Pikes Peak of Memphis, a wholesale florist company from 1991 until 1996. Mr. Trask is active in the Beaufort business community and he has additional ownership interests in several local businesses. He graduated from Vanderbilt University with a Bachelor of Arts degree in 1987. Mr. Trask is a licensed real estate broker in South Carolina. He serves on the Board of Directors of the Boys and Girls Clubs of Beaufort, the Beaufort Board of Realtors, and the Homebuilders of the Lowcountry.

     MATT A. TRUMPS, Class III director, has been the owner of Tideland Realty, a local real estate brokerage company, since 1994. He is also a director of Greenwave Biotech in Beaufort, South Carolina. He was the director of admissions at Beaufort Academy in Beaufort from 1992 to 1994. Mr. Trumps received a degree in Political Science from the College of Charleston in 1991. He is a member of St. Peter's Catholic Church.

EMPLOYMENT AGREEMENTS

     We have entered into an employment agreement with Randy Kohn for a five-year term, pursuant to which he will serve as the president, the chief executive officer, and a director of Coastal Banking Company and Lowcountry National Bank. Mr. Kohn will be paid an initial salary of $96,000, plus his yearly medical insurance premium. He shall receive an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Kohn's salary above this level, but not below it. He is entitled to receive a bonus of $10,000 upon the opening of the bank and will be eligible to receive an annual bonus of up to 5% of the net pre-tax income of the bank, if the bank meets performance goals set by the board. He will be eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the company), Mr. Kohn will be granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering. These options will vest over a five-year period and will have a term of ten years. Additionally, Mr. Kohn will participate in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

     Mr. Kohn's employment agreement also provides that following termination of his employment and for a period of twelve months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Kohn terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Coastal Banking Company as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

DIRECTOR COMPENSATION

     We do not intend to pay directors' fees until the bank is profitable. However, we reserve the right to pay directors' fees.

STOCK OPTION PLAN

     After the offering, we expect to adopt a stock option plan which will permit Coastal Banking Company to grant options to its officers, directors, consultants, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering, including options granted to Mr. Kohn under his employment agreement. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant, or less than $10.00 per share during the period ending 12 months after the date of this offering.

STOCK WARRANTS

     The organizers have invested significant time and effort to form Coastal Banking Company and Lowcountry National Bank, and they have individually guaranteed a $500,000 line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share purchased by that organizer in the offering, up to an aggregate maximum for all organizers of 202,000 shares. The warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning one year from the date of this prospectus and will be exercisable in whole or in part during the ten year period following that date. The shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. If the Office of the Comptroller of the Currency issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

     The organizers plan to purchase 202,000 shares of common stock for a total investment of $2,020,000. As a result, in the event we sell 725,000 shares of common stock, the organizers will own approximately 27.86% of the common stock outstanding upon completion of the offering, and shall have, and shall have in the aggregate warrants to purchase an additional 202,000 shares. If each organizer exercises his warrants in full, the organizers' ownership of Coastal Banking Company will increase to 43.58% of the outstanding common stock. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering, provided that we will not grant warrants to purchase more than a total of 202,000 shares. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

EXCULPATION AND INDEMNIFICATION

     Coastal Banking Company's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

     - a breach of duty involving appropriation of a business opportunity;

     - an act or omission which involves intentional misconduct or a knowing violation of law;

     - any transaction from which the director derives an improper personal benefit; or

     - as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

In addition, if such act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on no more favorable terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 26. These transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable to the bank than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

PURCHASE OF BANK SITE

     Two of our directors, John Trask, III and Matt Trumps, are licensed real estate brokers and were involved as buyer's brokers in securing the contract for the purchase of the proposed main office facility for $900,000. The listing agreement provided for a 10% commission to be paid by the seller and split evenly between the listing broker and the buyer's brokers. Mr. Trask and Mr. Trumps have agreed that the portion of the brokerage commission payable to the buyer's brokers, $45,000, will be credited to Lowcountry National Bank at closing, which will reduce the total capital outlay by the Bank to consummate the purchase.

            DESCRIPTION OF CAPITAL STOCK OF COASTAL BANKING COMPANY

GENERAL

     The authorized capital stock of Coastal Banking Company consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of Coastal Banking Company's capital stock. For a detailed description of the provisions summarized below please see the articles of incorporation of Coastal Banking Company filed as an exhibit to the Registration Statement of which this prospectus forms a part.

COMMON STOCK

     Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 10. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders do not have preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

PREFERRED STOCK

     Coastal Banking Company's articles of incorporation provide that the board of directors may, without the approval of the shareholders, authorize and issue preferred stock in one or more classes or series with designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions as the directors may determine, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock (for example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock), and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock. Currently, we do not plan to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS

     The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     Restriction on Bank Acquisition. Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from acquiring Coastal Banking Company or Lowcountry National Bank until the bank has been in existence and continuous operation for five years.

     Control Share Act. Coastal Banking Company has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire certain South Carolina corporations. This statute, commonly referred to as the "Control Share Act" applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of certain specific thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.

     Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Coastal Banking Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

     Number of Directors. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially, we will have thirteen directors.

     Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

     Number, Term, and Removal of Directors. We currently have thirteen directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders, by a majority vote of those entitled to vote in an election of directors, or our board of directors, by a unanimous vote, excluding the director in question, may remove a director with or without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

     Nomination Requirements. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 725,000 shares of common stock outstanding, or 833,750 shares if the underwriter exercises its over-allotment option in full. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of Coastal Banking Company, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors and executive officers will be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

     In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Coastal Banking Company pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  UNDERWRITING

     Pursuant to the terms and conditions of the Underwriting Agreement, the underwriter named below has agreed to purchase from the Company the number of shares of common stock set forth below.

                                                               NUMBER OF          NUMBER OF
UNDERWRITER                                                   FIRM SHARES   OVER-ALLOTMENT SHARES
-----------                                                   -----------   ---------------------
Edgar M. Norris & Co., Inc..................................    725,000            108,750

     Pursuant to the Underwriting Agreement, Coastal Banking Company has the right to direct the underwriter to offer and sell up to 275,000 shares of the common stock to the organizers, directors, and executive officers of Coastal Banking Company, and to other investors recommended by the organizers, directors and executive officers. The underwriting discount has been calculated on the basis of a commission rate of 7.0% provided that there will be no underwriting discount in connection with the sale of common stock actually purchased by the directors, executive officers, and recommended investors. Coastal Banking Company will pay to the underwriter a financial advisory fee of $95,000. If the number of shares of common stock purchased by directors, executive officers, and recommended investors is less that 275,000 shares, the financial advisory fee will be equal to the amount determined by multiplying 95,000 by a fraction the numerator of which is the total number of shares of common stock purchased by directors, executive officers, and recommended investors and the denominator of which is 275,000.

     Pursuant to the Underwriting Agreement, Coastal Banking Company has agreed to reimburse the underwriter for certain expenses, including (i) the fees and expenses incident to securing the required review by the NASD of the terms of the sale of the common stock in the offering, (ii) the fees and expenses of counsel for the underwriter in connection with such review, (iii) the other fees and expenses of counsel to the underwriter up to an amount of $40,000, and (iv) all miscellaneous and travel fees and expenses of the underwriter and all expenses of any information meetings associated with the sale of the common stock.

     The Underwriting Agreement provides that obligations of the underwriter are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering, including the absence of any material change in Coastal Banking Company's business and the receipt of certain certificates, opinions, and letters from Coastal Banking Company and its counsel and independent public accountant. The underwriter is required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.

     The underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at the price less a concession not
in excess of $          per share. The underwriter may allow, and the selected
dealers may reallow, a concession not in excess of $          per share to
certain other broker and dealers. We expect that the shares of common stock will
be ready for delivery on or about           , 1999. After the offering, the
offering price and other selling terms may change.

     Coastal Banking Company has granted the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 108,750 additional shares of common stock to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less the 7.0% underwriting discount. The underwriter may purchase these shares only to cover over-allotments made in connection with this offering.

     The underwriter does not intend to sell shares of common stock to any account over which it exercises discretionary authority.

     Coastal Banking Company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as currently in effect, or to contribute to payments that the underwriter may be required to make in connection with these liabilities.

     Coastal Banking Company, and each of its directors, executive officers, and organizers have agreed with the underwriter that they will not offer, sell, contract to sell, or otherwise dispose of any shares of common stock or any securities that can be converted into or exchanged for shares of common stock for a period of

180 days from the date of this prospectus without the underwriter's prior written consent, except in limited circumstances. The underwriter may on occasion be a customer of, engage in transactions with, and perform services for us and Lowcountry National Bank in the ordinary course of business.

     Coastal Banking Company has also agreed to pay the underwriter a financial advisory fee of 2% of the amount received from any transaction completed by Coastal Banking Company prior to the completion of this offering in which Coastal Banking Company or its shareholders sells or agrees to sell more than 25% of its outstanding stock or more than 25% of its assets.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Coastal Banking Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Certain legal matters related to this offering will be passed upon for the underwriter by Long Aldridge & Norman LLP, Atlanta, Georgia.

                                    EXPERTS

     Coastal Banking Company's financial statements dated August 24, 1999 and for the period from September 29, 1998 (inception), until June 30, 1999 have been audited by Tourville, Simpson & Henderson, L.L.P., as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to Coastal Banking Company, Lowcountry National Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

     You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including Coastal Banking Company.

     We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should only rely only on information in this prospectus and in our related Registration Statement in making an investment decision. Other available information may be inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency and the FDIC. This prospectus supersedes all other available information. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Coastal Banking Company and Lowcountry National Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If such contract or document is an exhibit to the Registration Statement, you may obtain and read such document or contract for more information.

     As a result of this offering, Coastal Banking Company will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Accountants' Report.............................  F-2
Financial Statements:
  Balance Sheet as of June 30, 1999.........................  F-3
  Statement of Operations and Accumulated Deficit For the
     Period September 29, 1998 to June 30, 1999.............  F-4
  Statement of Changes in Stockholders' Equity (deficit) For the Period September 29, 1998 to June 30, 1999.........  F-5
  Statement of Cash Flows For the Period September 29, 1998
     to June 30, 1999.......................................  F-6
Notes to Financial Statements...............................  F-7

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Organizers
Coastal Banking Company, Inc.

     We have audited the accompanying balance sheet of Coastal Banking Company, Inc., (a Company in the development stage) as of June 30, 1999 and related statements of operations and accumulated deficit, stockholders' equity and cash flows for the period from inception September 29, 1998 to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coastal Banking Company, Inc., (a Company in the development stage) as of June 30, 1999, and the results of its operations and its cash flows for the period from inception September 29, 1998 to June 30, 1999 in conformity with generally accepted accounting principles.

                                               /s/ WILLIAM E. TOURVILLE

                                          --------------------------------------
                                                   William E. Tourville
                                          Tourville, Simpson & Henderson, L.L.P.

Columbia, South Carolina
August 24, 1999

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                                 JUNE 30, 1999

                                ASSETS
Cash........................................................  $  18,805
Premises and equipment......................................     37,532
                                                              ---------
          Total assets......................................  $  56,337
                                                              =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Borrowings..................................................  $ 201,000
                                                              ---------
STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; 10,000,000 shares
  authorized; 10 shares issued and outstanding..............         --
Preferred stock -- 10,000,000 shares authorized and
  unissued, par value $.01 per share........................         --
Paid-in-capital.............................................        100
Deficit accumulated in the development stage................   (144,763)
                                                              ---------
          Total stockholders' equity (deficit)..............   (144,663)
                                                              ---------
          Total liabilities and stockholders' equity........  $  56,337
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
         FOR THE PERIOD SEPTEMBER 29, 1998 (INCEPTION) TO JUNE 30, 1999

INCOME......................................................  $      --
                                                              ---------
EXPENSES
  Interest..................................................      3,066
  Salaries and employee benefits............................     31,620
  Consultant fees...........................................     75,855
  Professional fees.........................................      5,166
  Application fee...........................................     17,400
  Other.....................................................     11,656
                                                              ---------
          Total expenses....................................    144,763
                                                              ---------
          Net loss and accumulated deficit..................  $(144,763)
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIOD SEPTEMBER 29, 1998 (INCEPTION) TO JUNE 30, 1999

                                                                                DEFICIT
                                                  COMMON STOCK               ACCUMULATED IN
                                                 ---------------   PAID-IN    THE DEVELOP-
                                                 SHARES   AMOUNT   CAPITAL     MENT STAGE       TOTAL
                                                 ------   ------   -------   --------------   ---------
ISSUANCE OF COMMON STOCK.......................     10    $   --    $100       $              $     100
Net loss for the period September 29, 1998 to
  June 30, 1999................................                                 (144,763)      (144,763)
                                                 -----    ------    ----       ---------      ---------
BALANCE, JUNE 30, 1999.........................     10    $   --    $100       $(144,763)     $(144,663)
                                                 =====    ======    ====       =========      =========

   The accompanying notes are an integral part of these financial statements.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
         FOR THE PERIOD SEPTEMBER 29, 1998 (INCEPTION) TO JUNE 30, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss and accumulated deficit.......................  $(144,763)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
       Purchases of premises and equipment..................    (37,532)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings..................................    201,000
  Issuance of common stock..................................        100
                                                              ---------
  Cash provided by financing activities.....................    201,100
                                                              ---------
CASH BALANCE AT END OF PERIOD...............................  $  18,805
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Coastal Banking Company, Inc. (the Company) was formed to organize and own all of the capital stock of Lowcountry National Bank (the Bank), a proposed national bank to be located in Beaufort County, South Carolina, by a group of thirteen individuals (the Organizers). Upon receipt of required regulatory approvals, the proposed bank will engage in general banking. The Organizers have filed applications with the Office of The Comptroller of the Currency to obtain a national bank charter and with the Federal Deposit Insurance Corporation
(FDIC) for deposit insurance. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in the fourth quarter of 1999 or the first quarter of 2000. All of the Organizers will serve on the initial board of directors.

     The Company plans to raise a minimum of $7,250,000 by offering for sale 725,000 shares of its common stock. The organizers, directors, and members of their immediate families expect to purchase a total of 202,000 shares at an aggregate purchase price of approximately $2,020,000.

  Organizational and Pre-Opening Costs

     Activities since inception have consisted of organizational activities necessary to obtain regulatory approvals and preparation activities to commence business as a commercial bank. Organizational costs are primarily legal fees, consulting fees, and application fees related to the incorporation and initial organization of the Bank. Pre-opening costs are primarily employees' salaries and benefits, temporary occupancy expense and other operational expenses related to the preparation for the Bank's opening. The organizational and pre-opening costs will be charged against the Bank's initial period's operating results.

     It is estimated the Bank will incur approximately $407,000 in organizational and pre-opening costs.

  Offering Expenses

     Offering expenses, consisting principally of direct incremental costs of the public stock offering, will be deducted from the proceeds of the offering. These expenses are estimated to be approximately $530,000.

NOTE 2  PREMISES AND EQUIPMENT

     The Company has entered into a contract to purchase its proposed main office facility for $900,000. As of June 30, 1999, $30,000 of the purchase price had been paid with the balance being due on the closing date, which cannot be later than January 22, 2000.

     Two of the Company's directors, John Trask, III and Matt Trumps, are licensed real estate brokers and were the buyer's agents in securing the contract for the purchase of the office facility. They are to receive a $45,000 commission from the seller which will be credited to the Bank on the closing date. This will reduce the Bank's investment in the proposed office facility to $855,000.

NOTE 3  BORROWINGS

     As of June 30, 1999, borrowings consist of $201,000 drawn on a $500,000 unsecured line of credit obtained from The Bankers' Bank of Atlanta, Georgia. The Organizers have individually guaranteed the line of credit. Interest is payable monthly, at the prime rate minus 1/2 percent, with the principal being due on April 1, 2000. The line of credit is being used to fund the Bank's organizational and pre-opening costs.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4  STOCKHOLDERS' EQUITY

  Common stock

     Coastal Banking Company, Inc. has the authority to issue up to 10,000,000 shares of voting common stock, par value $.01 per share.

  Preferred stock

     Coastal Banking Company, Inc. has the authority to issue up to 10,000,000 shares of preferred stock, par value $.01 per share. Also, Coastal Banking Company, Inc. has the right to establish and designate from time to time any part or all of the shares by filing an amendment to Coastal Banking Company, Inc.'s Articles of Incorporation, which is effective without shareholder action, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of the majority of the shares of common stock, without a vote of the holders of the shares of preferred stock.

  Cumulative voting rights

     Coastal Banking Company, Inc. has elected not to have cumulative voting, and no shares issued by Coastal Banking Company, Inc. may be cumulatively voted.

  Preemptive rights

     The stockholders of Coastal Banking Company, Inc. shall not have any preemptive rights regarding any issuance of Coastal Banking Company, Inc.'s capital stock.

  Stock Offering

     Upon receiving preliminary regulatory approvals, the Company, through its underwriter, Edgar M. Norris & Co., Inc., plans to offer for sale to the general public 725,000 shares of $.01 par value common stock at an offering price of $10.00 per share. Edgar M. Norris has the right to exercise its over-allotment option to purchase up to an additional 108,750 shares of common stock at $10.00 per share, less its discount of $.70 per share, and offer these shares to the public. The total aggregate amount that is anticipated to be raised from the public stock offering is $7,250,000, or $8,337,500 in the event the underwriter exercises its over-allotment. The Organizers intend to purchase an aggregate of 202,000 shares of common stock to be sold in the offering which represent 27.86% of the offering. The Organizers will receive one stock warrant for each share of common stock purchased in the offering, provided that they may not receive more than a total of 202,000 shares. The exercise price for the warrants will be $10.00 per share and may be exercised over a ten (10) year period. The warrants will be subject to certain conditions and limitations.

NOTE 5  STOCK OPTIONS

     The Company has entered into an agreement with a consultant to assist with the formation of the Bank. As part of the consultant's fee, he was granted options to purchase 10,000 shares of the Company's common stock for $10 per share. The options are for a ten year period beginning with the date of the public stock offering referred to in Note 4 above.

                         COASTAL BANKING COMPANY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6  INCOME TAXES

     As of June 30, 1999, Coastal Banking Company, Inc. had a net operating loss carryforward of $144,763.

     There was no provision (benefit) for income taxes for the period from September 29, 1998 to June 30, 1999, since a 100% valuation reserve is being maintained for the net operating loss carryforward.

NOTE 7  EMPLOYMENT CONTRACT

     Coastal Banking Company, Inc. has entered into a five-year employment contract with its President beginning August 12, 1999. Subject to certain conditions, at the end of each year of the contract, the contract shall be extended for an additional year so that the remaining term of the contract shall continue to be five years. The contract provides that the President will receive an initial annual salary of $96,000, and shall receive a minimum annual increase equal to the increase in the Consumer Price Index.

     The contract provides that the President shall receive a $10,000 cash bonus on the date the Bank opens for business and shall be eligible to receive an annual cash bonus not to exceed 5% of the Bank's pretax income if the Bank achieves certain performance levels established by the board of directors.

     Additionally, the President will receive other benefits including being eligible for the grant of stock options. Upon the adoption of a stock option plan the President will be granted the option to purchase 5% of the Company's common stock sold in the stock offering.

NOTE 8  DATA PROCESSING

     Like many financial institutions, Coastal Banking Company, Inc. will rely upon computers for the daily conduct of its business and for information processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. Generally, Coastal Banking Company, Inc. will be relying on software and hardware developed by independent third parties for its information systems.

     Presently, the Company is in the process of evaluating various options for data processing and has not entered into any agreements for the purchase of software or hardware. Management intends to take all necessary precautions to ensure that the information systems it acquires will be Year 2000 compliant.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE COVER, BUT THE INFORMATION MAY CHANGE IN THE FUTURE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    3
Risk Factors..........................    6
Use of Proceeds.......................   10
Capitalization........................   12
Dividend Policy.......................   12
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operation...........................   13
Proposed Business.....................   16
Supervision and Regulation............   23
Certain Relationships and Related
  Transactions........................   35
Description of Capital Stock..........   35
Underwriting..........................   38
Legal Matters.........................   39
Experts...............................   39
Additional Information................   39
Index to Financial Statements.........  F-1

                             ---------------------

  UNTIL           , ALL DEALERS THAT EFFECT TRANSACTION IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER, AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 725,000 SHARES
                                COASTAL BANKING
                                 COMPANY, INC.

                            A PROPOSED BANK HOLDING
                                  COMPANY FOR

                            LOWCOUNTRY NATIONAL BANK
                                   (PROPOSED)

                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                          EDGAR M. NORRIS & CO., INC.
                                          , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Coastal Banking Company's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Coastal Banking Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of Coastal Banking Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (The "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Coastal Banking Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Coastal Banking Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Coastal Banking Company's bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by South Carolina law. This protection is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the corporation was either in the corporation's best interest or was not opposed to the best interest of the corporation; and (c) that he had no reasonable cause to believe his conduct was unlawful.

     Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

     The Securities and Exchange Commission has informed us that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

Registration Fee............................................  $  2,318
NASD Filing Fee.............................................     1,334
Printing and Engraving......................................    30,000
Legal Fees and Expenses.....................................    50,000
Accounting Fees.............................................     5,000
Blue Sky Fees and Expenses..................................    15,000
Miscellaneous Disbursements.................................    16,348
                                                              --------
          TOTAL.............................................  $120,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     From inception, Coastal Banking Company has issued a total of ten shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no underwriting discounts or commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under
Section 4(2) of the Securities Act of 1933.

ITEM 27.  EXHIBITS.

 1.1      --  Form of underwriting Agreement between Coastal Banking
              Company and Edgar M. Norris & Co., Inc.
 3.1      --  Articles of Incorporation
 3.2      --  Amended and Restated Articles of Incorporation
 3.3      --  Bylaws
 4.1      --  See Exhibits 3.1, 3.2 and 3.3 for provisions in Coastal
              Banking Company's Articles of Incorporation and Bylaws
              defining the rights of holders of the common stock
 4.2      --  Form of certificate of common stock
 5.1      --  Opinion Regarding Legality
10.1      --  Employment Agreement dated August 12, 1999 between Coastal
              Banking Company and Randolph C. Kohn
10.2      --  Purchase and Sale Agreement dated February 2, 1999 between
              Lowcountry National Bank and Sterling Graydon and Helene
              Dowling.
10.3      --  Line of Credit Agreement with The Banker's Bank dated April
              1, 1999.
10.4*     --  Data Processing Services Agreement dated
                                  , 1999 between Coastal Banking Company
              and
10.5      --  Form of Stock Warrant Agreement
23.1      --  Consent of Independent Public Accountants
23.2      --  Consent of Nelson Mullins Riley & Scarborough, L.L.P.
              (appears in its opinion filed as Exhibit 5.1)
24.1      --  Power of Attorney (filed as part of the signature page to the Registration Statement)
27.1*     --  Financial Data Schedule (for electronic filing purposes)

---------------

* To be filed by Amendment

ITEM 28.  UNDERTAKINGS.

     The undersigned Company will:

          (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Coastal Banking Company pursuant to the provisions described in Item 24 above, or otherwise, Coastal Banking Company has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     If a claim for indemnification against such liabilities (other than the payment by Coastal Banking Company of expenses incurred or paid by a director, officer or controlling person of Coastal Banking Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Coastal Banking Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beaufort, State of South Carolina, on August 30, 1999.

                                          COASTAL BANKING COMPANY, INC.

                                          By:     /s/ RANDOLPH C. KOHN
                                            ------------------------------------
                                                      Randolph C. Kohn
                                               President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph C. Kohn and he is the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

                      SIGNATURE                        TITLE                            DATE
                      ---------                        -----                            ----

               /s/ MARJORIE TRASK GRAY                 Director                         August 30, 1999
-----------------------------------------------------
              Marjorie Trask Gray, DMD

                                                       Director
-----------------------------------------------------
                Dennis O. Green, CPA

                                                       Director
-----------------------------------------------------
                    Mark B. Heles

             /s/ J. PHILLIP HODGES, JR.                Director                         August 30, 1999
-----------------------------------------------------
               J. Phillip Hodges, Jr.

            /s/ JAMES W. HOLDEN, JR., DVM              Director                         August 30, 1999
-----------------------------------------------------
              James W. Holden, Jr., DVM

                /s/ LADSON F. HOWELL                   Director, Chairman of the Board  August 30, 1999
-----------------------------------------------------
                  Ladson F. Howell

                                                       Director
-----------------------------------------------------
                    James C. Key

                      SIGNATURE                        TITLE                            DATE
                      ---------                        -----                            ----
                /s/ RANDOLPH C. KOHN                   Director, President and Chief    August 30, 1999
-----------------------------------------------------    Executive Officer (principal
                  Randolph C. Kohn                       executive officer)

                    /s/ RON LEWIS                      Director                         August 30, 1999
-----------------------------------------------------
                      Ron Lewis

               /s/ CHARLIE T. LOVERING                 Chief Financial Officer          August 30, 1999
-----------------------------------------------------    (principal financial and
                 Charlie T. Lovering                     accounting officer)

                                                       Director
-----------------------------------------------------
                    Lila N. Meeks

               /s/ ROBERT B. PINKERTON                 Director                         August 30, 1999
-----------------------------------------------------
                 Robert B. Pinkerton

                                                       Director
-----------------------------------------------------
                 John M. Trask, III

                                                       Director
-----------------------------------------------------
                   Matt A. Trumps

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION                           PAGE
-------                                 -----------                           ----
 1.1       --   Form of underwriting agreement between Coastal Banking
                Company and Edgar M. Norris & Co., Inc......................
 3.1       --   Articles of Incorporation...................................
 3.2       --   Amended and Restated Articles of Incorporation..............
 3.3       --   Bylaws......................................................
 4.1       --   See Exhibits 3.1, 3.2 and 3.3 for provisions in Coastal
                Banking Company's Articles of Incorporation and Bylaws
                defining the rights of holders of the common stock..........
 4.2       --   Form of certificate of common stock.........................
 5.1       --   Opinion Regarding Legality..................................
10.1       --   Employment Agreement dated August 12, 1999 between Coastal
                Banking Company and Randolph C. Kohn........................
10.2       --   Purchase and Sale Agreement dated February 2, 1999 between
                Lowcountry National Bank and Sterling Graydon and Helene
                Dowling.....................................................
10.3       --   Line of Credit Agreement with The Banker's Bank dated April
                1, 1999.....................................................
10.4*      --   Data Processing Services Agreement dated                   ,
                1999 between Coastal Banking Company and               .....
10.5       --   Form of Stock Warrant Agreement.............................
23.1       --   Consent of Independent Public Accountants...................
23.2       --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                (appears in its opinion filed as Exhibit 5.1)...............
24.1       --   Power of Attorney (filed as part of the signature page to
                the Registration Statement).................................
27.1*      --   Financial Data Schedule (for electronic filing purposes)....

---------------

* To be filed by Amendment